                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              Liz Claiborne, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
  LIZ CLAIBORNE, INC.

     The annual meeting of stockholders of Liz Claiborne, Inc., a Delaware corporation (the "Company"), will be held at the offices of The Chase Manhattan Bank, N.A., at 1211 Avenue of the Americas, 36th Floor, New York, New York, on Thursday, May 11, 1995 at 3:30 P.M., prevailing local time, for the following purposes:

          1. To elect three directors to serve until the 1998 annual meeting of stockholders and until their respective successors are duly elected and qualified;

          2. To vote on a stockholder proposal relating to the declassification of the Company's Board of Directors;

          3. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for the 1995 fiscal year; and

          4. To transact such other business as may be properly brought before the meeting and any adjournments thereof.

     Only stockholders of record at the close of business on March 22, 1995 are entitled to notice of and to vote at the annual meeting and any adjournments thereof.

     Your attention is called to the Proxy Statement on the following pages. We hope that you will attend the meeting in person. Your Board of Directors and management look forward to greeting those stockholders able to attend. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors,

                                               /S/

                                            KENNETH P. KOPELMAN,
                                                 Secretary

New York, New York
March 31, 1995

     YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR
     PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                     [LOGO]

                            ------------------------

                                PROXY STATEMENT

     This Proxy Statement and enclosed form of proxy are being furnished commencing on or about March 31, 1995 in connection with the solicitation by the Board of Directors of Liz Claiborne, Inc. (the "Company") of proxies in the enclosed form for use at the annual meeting of stockholders to be held on May 11, 1995, and any adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any proxy given pursuant to such solicitation and received in time for the Annual Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted FOR the election of the nominees named below under the caption "Election of Directors--Nominees for Election", AGAINST the adoption of the stockholder proposal relating to the declassification of the Company's Board of Directors, FOR the ratification of the appointment of Arthur Andersen LLP as independent public accountants of the Company for the 1995 fiscal year, and in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the Annual Meeting. Any proxy may be revoked by written notice received by the Secretary of the Company at any time prior to the voting thereof.

     Only stockholders of record at the close of business on March 22, 1995 are entitled to notice of and to vote at the Annual Meeting. As of the close of business on March 22, 1995, there were 74,920,645 shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), outstanding. Each share of Common Stock entitles the record holder thereof to one vote on all matters properly brought before the Annual Meeting. Directors are elected by a plurality of the eligible votes present in person or by proxy at the Annual Meeting. The vote of the holders of a majority of the issued and outstanding shares of Common Stock present in person or by proxy and voting thereon is necessary to approve the adoption of the stockholder proposal included herein.

     If a stockholder participates in the Company's Dividend Reinvestment Plan, the proxy to vote shares represents the number of shares held in custody for the stockholder pursuant to the Plan, as well as shares registered in the stockholder's own name. Accordingly, First Chicago Trust Company of New York, as Agent for the Dividend Reinvestment Plan, will cause shares held for the account of stockholders participating in the Plan to be voted in the same way as the stockholder votes shares registered in his or her own name. If the stockholder does not give a proxy, such shares will not be voted. The Company will mail a proxy and this Proxy Statement to all persons who, according to the records of the Company's Transfer Agent, hold shares of Common Stock beneficially in the Plan but do not own any other shares of Common Stock.

                       PROPOSAL 1--ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

     The members of the Company's Board of Directors are divided into three classes with the term of office of one class expiring each year. At the Annual Meeting, three Directors will be elected to serve a three-year term (until the third succeeding annual meeting, in 1998) and until their respective successors are duly elected and qualified. Unless authority to vote for the election of Directors is withheld, the enclosed proxy will be voted FOR the election of the nominees named below. While management has no reason to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as a Director as the holders of the proxies may, in their discretion, determine.

     Lee Abraham, Paul R. Charron and Sherwin Kamin, each of whom is presently a Director of the Company, have been nominated by the Board of Directors for re-election to the Board, to serve until the third succeeding annual meeting, in 1998, and until their respective successors are duly elected and qualified. In accordance with the Company's Director retirement policy under which incumbent directors are required to retire at the annual meeting next following their 71st birthday, Leonard Boxer, a Director of the Company since its inception, will be retiring from the Board at the expiration of his current term at the Annual Meeting.

INFORMATION CONCERNING THE DIRECTORS

     Background information with respect to the nominees for election and the five Directors whose terms of office will continue after the Annual Meeting appears below. See "Security Ownership of Management" for information regarding such persons' holdings of Common Stock.

NOMINEES TO SERVE UNTIL 1998:

     LEE ABRAHAM--Mr. Abraham, 67, was elected a Director of the Company in January 1993. He served as Chairman and Chief Executive Officer of Associated Merchandising Corporation, a retail merchandising and sourcing organization, from 1977 until his retirement in January 1993. Mr. Abraham also serves on the board of directors of Galey & Lord, Inc., a manufacturer of woven fabrics; R. G. Barry Corp., a manufacturer of slippers; two mutual funds: Smith Barney Shearson Income Funds and Smith Barney Shearson Equity Funds; and Signet Group plc, a leading U.K.-based jewelry retailer.

     PAUL R. CHARRON--Mr. Charron, 52, joined the Company as Vice Chairman and Chief Operating Officer, and became a Director, in May 1994. Effective at the Annual Meeting, he will become President and Chief Executive Officer. Prior to joining the Company, Mr. Charron served as Executive Vice President of VF Corporation, an apparel manufacturer, from 1993, and as a Group Vice President of VF Corporation from 1988 to 1993.

     SHERWIN KAMIN--Mr. Kamin, 68, has served as a Director of the Company since 1983. He is of counsel to the New York City law firm of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel, corporate counsel to the Company, where he served as a partner for more than 25 years.

DIRECTORS WHOSE TERMS EXPIRE IN 1996:

     JEROME A. CHAZEN--Mr. Chazen, 68, has served in various senior executive positions and as a Director of the Company since 1977. He has served as Chairman of the Board since 1989. Mr. Chazen also serves on the board of directors of Taubman Centers, Inc., an owner and operator of regional shopping centers.

     KAY KOPLOVITZ--Mr. Koplovitz, 49, was elected a Director of the Company in 1992. Since 1980, she has served as Founder, President and Chief Executive Officer of USA Networks, a cable television network. Ms. Koplovitz also serves on the board of directors of General Re Corporation, a diversified reinsurance company.

     LOUIS LOWENSTEIN--Mr. Lowenstein, 69, was elected a Director of the Company in 1989. For more than ten years, he has been a professor of finance and law at Columbia University, where he is the Simon H. Rifkind Professor of Finance and Law and the Director of the Columbia Institutional Investor Project.

DIRECTORS WHOSE TERMS EXPIRE IN 1997:

     ANN M. FUDGE--Mr. Fudge, 43, was elected a Director of the Company in March 1993. She has served in various executive positions with General Foods USA, and its successor business, Kraft Foods, Inc., a subsidiary of Philip Morris Companies, Inc., since 1986. She was elected an Executive Vice President of General Foods USA in 1991, and became Executive Vice President of Kraft Foods, Inc. in 1995. Since 1994, she has been President of the Maxwell House Coffee Company; for the prior three years she was the General Manager of the Dinners and Enhancers Division of General Foods. Ms. Fudge also serves on the board of directors of Allied Signal, Inc.

     J. JAMES GORDON -- Mr. Gordon, 64, has served as a Director of the Company since 1977. Since 1984, Mr. Gordon has been President of Gordon Textiles International, Ltd., a consultant and distributor/importer of apparel fabrics.

MEETINGS, COMMITTEES AND COMPENSATION OF THE BOARD

     The Board of Directors of the Company met fourteen times during the 1994 fiscal year. During such year, each Director attended more than 75% of meetings held by the Board of Directors and the committees on which he or she served. The Company's Board of Directors also acts from time to time by unanimous written consent in lieu of meetings.

     The Board of Directors has three standing committees, all of which are composed solely of non-management Directors of the Company: the Audit Committee, the Compensation Committee and the Committee on Directors.

     Audit Committee. This Committee recommends to the Board the independent public accountants to be engaged, reviews the audit plan and results of the auditing engagement with such accountants, reviews the independence and fees of, and approves non-audit services provided by, such accountants, and reviews with the accountants the overall internal accounting controls and other matters; it also meets with representatives of the Company's internal audit staff. The Committee, whose present members are Lee Abraham, Leonard Boxer, Ann M. Fudge,
J. James Gordon, Sherwin Kamin and Kay Koplovitz, held two meetings during the 1994 fiscal year.

     Compensation Committee. This Committee determines the compensation of the Company's management Directors, approves the compensation policies and parameters applicable to other executive officers and reviews and acts on salary increases and bonuses for these officers, makes all award decisions regarding equity-based compensation to executive officers and administers the Company's sec.162(m) Cash Bonus Plan. The Committee, whose present members are J. James Gordon, Kay Koplovitz and Louis Lowenstein, held four meetings during the 1994 fiscal year.

     Committee on Directors. The Board established an ad hoc committee in 1993 to assist in addressing certain strategic issues for the Company, including long-term planning and management structure and development. During 1994, the Board asked the ad hoc committee, which consisted of Lee Abraham, Ann M. Fudge and J. James Gordon, to evaluate and report to the Board on the Company's corporate governance practices. In February 1995, acting on the ad hoc committee's recommendations, the Board formalized its corporate governance guidelines. As part of this process, a new committee, the Committee on Directors, was established. This Committee, whose present members are Lee Abraham, Ann M. Fudge and J. James Gordon, succeeds to the functions of the Board's former Nominating Committee, and is also responsible for reviewing and advising the Board on issues of corporate governance and corporate responsibility, as well as directorship practices. The Nominating Committee, which consisted in 1994 of Lee Abraham, Ann M. Fudge, J. James Gordon and Sherwin Kamin, was responsible for making recommendations with respect to the nominations by the Board of qualified candidates to serve as directors of the Company; it did not meet during the 1994 fiscal year. The Company's Certificate of Incorporation provides procedures under which stockholders may nominate persons for election as directors. Written notice of any nomination must be delivered to the Secretary of the Company at 1441 Broadway, New York, New York 10018 not less than 14 days nor more than 50 days prior to the date of the meeting at which directors are to be elected and must contain the name, age, business and residence address and principal occupation or employment of, and the number of shares of Common Stock beneficially owned by, each nominee.

     The Company currently pays its non-management Directors an annual fee of $25,000, $10,000 of which is paid in shares of Common Stock as described below, plus $750 for each Board meeting and committee meeting attended. Directors are reimbursed for out-of-pocket travel expenses incurred in connection with attendance at Board and committee meetings. Directors who are employees of the Company receive no fees or compensation for their services as Directors. Under the Outside Directors' 1991 Stock Ownership Plan (the "Outside Director Plan"), each non-management Director receives an annual award of shares of Common Stock having a value of $10,000. Pursuant to the Outside Director Plan, awards of 588 shares were made to each of Lee Abraham, Leonard Boxer, Ann M. Fudge, J. James Gordon, Sherwin Kamin, Kay

Koplovitz and Louis Lowenstein on January 1, 1995. All shares awarded under the Outside Director Plan are nontransferable for a period of three years following the applicable award date, subject to exceptions in the case of death or retirement from the Board. In 1994, each ad hoc committee member received a special stipend of $26,500 in connection with their ad hoc committee work. In February 1994, the Company engaged Mr. Abraham to serve as a consultant to the Company with respect to a variety of special projects. Pursuant to this arrangement, Mr. Abraham received $12,000 in 1994 for such services.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation for services in all capacities for the fiscal years ended December 31, 1994, December 25, 1993 and December 26, 1992 of those persons who were the chief executive officer and the other four most highly compensated executive officers of the Company (the "Five Named Officers").

                                                                                 LONG TERM COMPENSATION
                                                                          -------------------------------------
                                       ANNUAL COMPENSATION(1)                       AWARDS
                             -------------------------------------------  --------------------------    PAYOUTS
                                                              OTHER        RESTRICTED                   -------
                                                             ANNUAL          STOCK        OPTIONS/       LTIP        ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY    BONUS(2)   COMPENSATION       AWARDS      SARS(#)(3)     PAYOUTS   COMPENSATION(4)
---------------------------- ----   ---------  --------- ---------------  ------------  ------------    -------   ---------------
Jerome A. Chazen............ 1994   $ 600,000        -0-           --              --           --          --       $ 464,736(5)
Chairman of the Board        1993   $ 574,100        -0-           --              --           --          --       $ 629,961(5)
                             1992   $ 549,300  $ 550,000           --              --           --          --       $  49,526
------------------------------------------------------------------------------------------------------------------
Paul R. Charron............. 1994   $ 369,200  $ 300,000    $ 610,111(7)   $2,040,000(8)     55,000         --       $  42,684
Vice Chairman of the Board   1993          --         --           --              --           --          --              --
and Chief Operating          1992          --         --           --              --           --          --              --
  Officer(6)
------------------------------------------------------------------------------------------------------------------
Harvey L. Falk.............. 1994   $ 600,000  $ 200,000           --              --           --          --       $  74,138(10)
Vice Chairman of the Board   1993   $ 574,100  $ 275,000           --              --       25,000          --       $ 197,379
and President(9)             1992   $ 549,300  $ 550,000           --              --      525,000(11)      --       $  35,256
------------------------------------------------------------------------------------------------------------------
Jack Listanowsky............ 1994   $ 363,200  $ 138,000           --              --       18,000          --       $  35,693
Executive Vice President     1993   $ 347,200  $ 155,000           --              --       25,000          --       $  71,260
Manufacturing and            1992   $ 330,600  $ 165,700           --              --       54,475(11)      --       $  22,472
  Operations(12)
------------------------------------------------------------------------------------------------------------------
Samuel M. Miller............ 1994   $ 306,700  $ 138,000           --              --       18,000          --       $  33,910
Senior Vice                  1993   $ 295,000  $ 120,000           --              --       10,000          --       $  46,851
  President-- Finance
and Chief Financial Officer  1992   $ 283,000  $ 101,400           --              --       53,800(11)      --       $  21,261
------------------------------------------------------------------------------------------------------------------

---------------

(1) The Company has concluded that the aggregate amount of perquisites and other personal benefits paid to each of the Five Named Officers other than Mr. Charron for the 1994 fiscal year did not exceed the lesser of 10% of such officer's total annual salary and bonus for 1994, or $50,000; such amounts are not included in the table.

(2) A description of the Company's bonus arrangements is contained under the caption "Board Compensation Committee Report on Executive Compensation" below ("Compensation Committee Report").

(3) Includes options granted on January 3, 1995 under the Company's stockholder-approved 1992 Stock Incentive Plan (the "Stock Incentive Plan"). See "Option Grants Table for Fiscal 1994" below.

(4) For fiscal 1994 includes for each of the Five Named Officers other than Mr. Charron (a) $9,000 contributed under the Company's Profit-Sharing Retirement Plan and (b) $3,750 contributed as matching contributions under the Company's Savings Plan. For fiscal 1994 includes for each of the Five Named Officers (a) the full amount of all premiums paid by the Company for universal life insurance coverage under the Company's supplemental life insurance plan under which each participant is entitled to any cash surrender value under the policy, providing coverage equal to two times annual base salary, as follows: Mr. Chazen $21,827; Mr. Charron $7,607; Mr. Falk $12,029; Mr. Listanowsky $2,687; and Mr. Miller $6,279, and (b) amounts accrued under an unfunded Supplemental Executive Retirement Plan (the "SERP") with respect to services rendered during fiscal 1994, as follows:
    Mr. Chazen $42,659; Mr. Charron $35,077; Mr. Falk $42,658; Mr. Listanowsky $20,256; and Mr. Miller $14,881. The fiscal 1993 amounts include a one-time "catch-up" benefit credited under the SERP to provide participants with a retroactive benefit for the prior years (from 1985 for Messrs. Chazen and Falk and from 1987 for Messrs. Listanowsky and Miller) in which legal limitations had affected their tax qualified allocations.

 (5) Includes an annual accrual of $375,000 under an unfunded deferred compensation arrangement (the "UDCA") established in 1992 under which up to two additional annual accruals of $375,000 may become payable based on continued service. Amounts accrued under the UDCA bear interest at a market rate and are payable only upon retirement. The fiscal 1994 amount also includes $12,500 of premiums paid by the Company under a supplemental $1,000,000 term life insurance policy owned by Mr. Chazen.

 (6) Mr. Charron joined the Company in May 1994. His salary and bonus amounts reflect a partial year.

 (7) Includes the following provided for pursuant to Mr. Charron's employment agreement: (a) $240,000 representing the value of 10,000 unrestricted shares of Common Stock issued on May 9, 1994; (b) $170,000 representing the value of 10,000 unrestricted shares of Common Stock issued on December 31, 1994; (c) $40,691 representing reimbursement of relocation expenses; and
     (d) $138,000 representing reimbursement of certain tax obligations arising as a result of the employment agreement.

 (8) Represents the value (based on the closing sales price of the Common Stock on May 9, 1994, the date of grant) of 85,000 restricted shares issued under the Stock Incentive Plan pursuant to Mr. Charron's employment agreement. These shares, which are subject to restrictions on transfer and subject to risk of forfeiture until earned by continued service, vest on the last day of each of the Company's fiscal years 1994 through 2000 at the rate of 10,000 shares per year, with 15,000 shares vesting on the last day of fiscal 2001. Vesting may be accelerated if the market value of the Common Stock attains certain predetermined levels and upon a change of control (as defined below). Prior to vesting, dividends on restricted shares are held in escrow and deemed reinvested in phantom shares of Common Stock. On December 31, 1994, Mr. Charron held 75,000 unvested restricted shares with a value of $1,275,000 (based on the closing sales price on such date).

 (9) Mr. Falk retired from the Company effective December 31, 1994.

(10) Includes $6,700 of premiums paid by the Company under a supplemental $1,000,000 term life insurance policy owned by Mr. Falk.

(11) Includes premium-priced options (issued at an exercise price of $58.50, equal to 150% of the market price on the date of grant) which become exercisable on October 21, 1998. Effective upon his retirement, Mr. Falk surrendered the 500,000 premium-priced options previously granted to him.

(12) Mr. Listanowsky's employment with the Company terminated effective March 30, 1995.

OPTION GRANTS TABLE FOR FISCAL 1994

     The following table sets forth additional information concerning stock option grants made during or with respect to fiscal 1994 to the Five Named Officers. For purposes of the table, grants made on January 3, 1995 are treated as having been made in fiscal 1994; these grants are also reflected in the Summary Compensation Table. In addition, in accordance with SEC disclosure rules, the hypothetical gains or "option spreads" for each option grant are shown based on compound annual rates of stock price appreciation of 5% and 10% from the grant date to the expiration date. The assumed rates of growth are prescribed by the SEC and are for illustration purposes only; they are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects. All options were issued under the Stock Incentive Plan. The Company has not granted any stock appreciation rights.

                                                                                         POTENTIAL REALIZABLE
                                             INDIVIDUAL GRANTS                                 VALUE AT
                        -----------------------------------------------------------      ASSUMED ANNUAL RATES
                        NUMBER OF                                                           OF STOCK PRICE
                        SECURITIES                                                         APPRECIATION FOR
                        UNDERLYING  % OF TOTAL OPTIONS     EXERCISE                          OPTION TERM
                         OPTIONS   GRANTED TO EMPLOYEES      PRICE       EXPIRATION     ----------------------
          NAME          GRANTED(#)   IN FISCAL 1994(1)     ($/SHARE)        DATE        5%($)(2)      10%($)(3)
---------------------------------- --------------------- -------------   ----------     --------      --------
Jerome A. Chazen........       --             --                 --              --           --            --
--------------------------------------------------------------------------------------------------------------
Paul R. Charron.........   25,000(4)          2.18%         $24.000         5/09/01     $244,250      $569,250
                          30,000(5)          2.61%          $17.125         1/03/02     $209,250      $487,350
--------------------------------------------------------------------------------------------------------------
Harvey L. Falk..........       --             --                 --              --           --            --
--------------------------------------------------------------------------------------------------------------
Jack Listanowsky........   18,000(5)          1.57%         $17.125         1/03/02     $125,550      $292,410
--------------------------------------------------------------------------------------------------------------
Samuel M. Miller........   18,000(5)          1.57%         $17.125         1/03/02     $125,550      $292,410

---------------
(1) During fiscal 1994, the Company granted to 711 employees options to purchase an aggregate of 1,148,975 shares. All grants were made at exercise prices equal to the market price on the grant date.

(2) Assumes that the stock price on the relevant grant date ($24.00 on May 9, 1994 and $17.125 on January 3, 1995) has grown at 5% per annum for seven years, to $33.77 and $24.10, respectively.

(3) Assumes that the stock price on the grant date ($24.00 on May 9, 1994 and $17.125 on January 3, 1995) has grown at 10% per annum for seven years, to $46.77 and $33.37, respectively.

(4) The $24.00 options, which were issued on May 9, 1994 and expire on the seventh anniversary of the grant date, become exercisable in six equal annual installments commencing on the first anniversary of the grant date, subject to earlier vesting upon a "change of control." A change of control occurs if any person acquires 20% or more of the outstanding shares of Common Stock, the stockholders approve a merger, consolidation, liquidation or sale of all or substantially all of the assets of the Company, a cash offer for 50% or more of the outstanding shares of the Common Stock is commenced, or two or more directors are elected to the Board of Directors without approval of incumbent Board members.

(5) The $17.125 options, which were issued on January 3, 1995 and expire on the seventh anniversary of the grant date, become exercisable in three annual installments with 25% becoming exercisable on each of the first and second anniversaries of the grant date and 50% on the third anniversary, subject to earlier vesting upon a change of control.

AGGREGATED OPTION EXERCISES IN FISCAL 1994
AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table provides information concerning all exercises of stock options during fiscal 1994 by the Five Named Officers and the fiscal year-end value of unexercised options on an aggregated basis. The Company has not granted any stock appreciation rights.

                                                                                               VALUE OF UNEXERCISED
                                                               NUMBER OF UNEXERCISED           IN-THE-MONEY OPTIONS
                                                                OPTIONS AT 12/31/94               AT 12/31/94(1)
                        NUMBER OF SHARES        VALUE      ------------------------------   ---------------------------
        NAME          ACQUIRED BY EXERCISE    REALIZED     EXERCISABLE   UNEXERCISABLE(2)   EXERCISABLE   UNEXERCISABLE
--------------------  --------------------   -----------   -----------   ----------------   -----------   -------------
Jerome A. Chazen....             --                  --           --               --               --             --
------------------------------------------------------------------------------------------------------------------
Paul R. Charron.....             --                  --           --           55,000               --      $ -0-
------------------------------------------------------------------------------------------------------------------
Harvey L. Falk......             --                  --       26,413           39,312        $ -0-          $ -0-
------------------------------------------------------------------------------------------------------------------
Jack Listanowsky....             --                  --       11,850           92,938        $ -0-          $ -0-
------------------------------------------------------------------------------------------------------------------
Samuel M. Miller....             --                  --        8,157           79,818        $ -0-          $ -0-

---------------
(1) Options would be "in-the-money" if on December 31, 1994 the market price of the Common Stock ($17.00) exceeded the exercise price of such options.

(2) Includes grants made on January 3, 1995.

    EMPLOYMENT AND CONSULTING ARRANGEMENTS

     The Company entered into an employment agreement with Paul R. Charron in May 1994 (the "Employment Agreement"). The Employment Agreement expires on April 30, 1998 and provides for a minimum annual base salary of $600,000, plus bonus. Pursuant to the Employment Agreement, the Company issued to Mr. Charron (i) 20,000 unrestricted shares of Common Stock, (ii) 85,000 restricted shares of Common Stock (which vest in installments over eight years, subject to accelerated vesting in certain events), and (iii) 25,000 stock options. The Employment Agreement also calls for Mr. Charron to be reimbursed for his relocation expenses, as well as for certain tax obligations arising as a result of the Employment Agreement, and to receive from the Company a two-year $250,000 loan in connection with his relocation. See "Summary Compensation Table" above and "Certain Relationships and Related Transactions" below. The Employment Agreement provides that if Mr. Charron's employment terminates under certain conditions, he is entitled to receive his base salary for the balance of the Employment Agreement, but not less than $1 million, as well as coverage under the Company's benefit plans for a period of 12 months following termination.

     Effective December 31, 1994, the Company and Harvey L. Falk entered into a two-year consulting agreement which provides for Mr. Falk to receive a consulting fee of $600,000 during 1995 (during which he will be subject to a non-compete covenant) and $290,000 during 1996. Mr. Falk's stock options (other than his premium-priced options to purchase 500,000 shares granted in October 1992, which were surrendered under the arrangement) continue to vest during the term of his consultancy, subject to certain conditions, and will vest in full upon the expiration of his consulting agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As provided for in the Employment Agreement, in connection with his relocation, in September 1994 the Company advanced to Mr. Charron a two-year $250,000 loan which bears interest at the rate of 5% per annum payable quarterly.

     For over 15 years, the Company and a number of its contractors have done business with AGH Trimsource ("AGH"), a supplier of trim and related products. Linda Larsen German, who was an executive officer of the Company during part of 1994, is married to David German, an owner of AGH. During fiscal 1994, the Company paid AGH a total of $1,327,000 for trim products. The Company believes that all its transactions with AGH have been consummated on as favorable a basis as those obtained in other arm's-length, competitive, at-market transactions. The Company is likely to continue to engage in similar transactions with AGH.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee is composed of three independent, disinterested Directors. The Committee (i) determines the salaries and bonuses for the Chairman and Vice Chairmen, (ii) approves the policies and parameters applicable to salaries and bonuses for the other executive officers and reviews and acts on salary increases and bonuses for those officers, (iii) makes all award decisions regarding equity-based compensation to executive officers, and
(iv) administers the Company's sec.162(m) Cash Bonus Plan.

     Overall Objectives and Approach. In making its determinations, the Committee evaluates, on both an absolute and relative basis, the Company's financial results, market share and competitive position, the potential for future growth, and the individual and group performance of executive officers. In addition, the Committee reviews compensation data for a group of publicly-traded companies within the apparel and retail industries believed by it to fairly represent the industry group within which the Company competes for experienced talent. In 1994, the Committee reviewed data on more than 25 such companies, including the other companies within the Standard & Poor's Textiles Index (which is used in the performance graph following this report). In making its determinations, the Committee seeks to recognize achievements on an annual basis while emphasizing the value and importance of sustained long-term performance.

     Cash Compensation. The Committee has not in recent years targeted aggregate cash compensation levels, or any component thereof, to any specific compensation range of any particular comparator group. The Committee has generally granted annual salary increases to the executive officer group using the same increase guideline that has been applied to all salaried employees. For 1993, the Company-wide guideline was 5%; for 1994, it was 4%; for 1995, it is 3.5%.

     Under the incentive bonus plan for 1994, most salaried employees, including all executive officers, were eligible to receive a bonus based upon base salary and (i) levels of corporate operating income and return on capital compared to specified targets; (ii) the achievement of targeted levels of divisional operating income (where applicable); and (iii) a combination of other corporate, divisional (where applicable) and individual performance considerations. The corporate performance goals set for 1994 were not met, and as a result, no bonus awards were earned under the corporate component of the bonus program. Accordingly, inasmuch as no executive officer had any divisional operating responsibilities, the 1994 bonus awards to executive officers were based solely upon the Committee's assessment of the level and quality of individual initiatives and achievements (taking into account, with regard to the other executive officers, the evaluations of the Chairman and the Chief Operating Officer). In making its 1994 bonus determinations, the Committee was fully cognizant of the Company's diminished performance in 1994 and the resulting impact on the Company's stock price. At the same time, the Committee took into account the continued financial strength of the Company in a very difficult competitive environment and the need to continue to pay competitive aggregate cash compensation. The weighting given to these factors in the 1994 review varied from executive to executive based, among other things, on the experience and caliber of the executive, and the nature of his actual contributions during the year.

     As discussed below, Mr. Chazen chose not to be considered for any bonus in respect of fiscal 1994. Mr. Falk's 1994 bonus was 27% less than his 1993 bonus and 64% less than his 1992 bonus. A substantial portion of Mr. Charron's 1994 bonus was guaranteed under his employment contract; in determining the discretionary portion of the bonus for Mr. Charron, who joined the Company in May 1994 and who will become Chief Executive Officer at the upcoming annual meeting, the Committee considered especially the progress made in implementing a more formalized strategic planning process for the Company, including the reevaluation of the Company's retail businesses, as well as in restructuring the Company's management organizations, especially within the Company's Sportswear and Moderate businesses. Total bonus payments to the four named executive officers other than Mr. Charron aggregated $468,000, a decline of 65% from the $1.367 million paid to such executives in 1992 and a decline of 15% from the $550,000 paid to such executives in 1993.

     Stock Options. The Company has a long-standing policy of granting stock options to a substantial number of employees as a way of establishing a longer-term pay component that emphasizes the importance of increasing stockholder value. In January 1995, concurrent with the annual grant to employees, the Committee granted options with a seven-year term (the "Fiscal 1994 Options") to all executive officers other than the Chairman, at an exercise price equal to the market price on the grant date. See "Option Grants Table for Fiscal 1994." In contrast with the 1993 and 1992 at-market grants, which carry a six-year level vesting schedule, the Fiscal 1994 Options will become exercisable at the rate of 25% on each of the first and second anniversaries of the grant date, with the remaining 50% vesting on the third anniversary. The Committee believes that this new vesting schedule, which it understands to be generally comparable with broad market practices, will strengthen the incentive value of the Fiscal 1994 Options.

     CEO Compensation. Mr. Chazen's salary was increased at the beginning of 1994 in accordance with the same 4% Company-wide guideline that applied to all other salaried employees. His salary level for 1995 has been raised in accordance with the applicable 3.5% Company-wide guideline for 1995. With respect to the cash bonus program, Mr. Chazen requested, in light of the Company's performance during fiscal 1994, that the Committee not consider him for any bonus in respect of the 1994 year; the Committee respected his request. Mr. Chazen's "All Other Compensation" for 1994, which aggregates approximately $465,000, primarily reflects, in addition to benefits paid or accrued to all executive officers on an equivalent basis, the accrual of $375,000 under his unfunded deferred compensation arrangement adopted in October 1992. Such amount is payable only upon Mr. Chazen's retirement. As in past years, Mr. Chazen did not participate in the Company's stock option program.

     sec.162(m) Cash Bonus Plan. The Company's stockholders approved the Company's sec.162(m) Cash Bonus Plan (the "sec.162(m) Plan") at last year's annual meeting. The Compensation Committee has designated Messrs. Chazen and Charron as the only participants in the sec.162(m) Plan for fiscal 1995, as they are the only executive officers with a base salary in excess of $500,000 or whose compensation is reasonably expected to exceed the $1 million deduction ceiling under sec.162(m) of the Internal Revenue Code. In accordance with the terms of the sec.162(m) Plan, the Committee has established for fiscal 1995 objective performance goals using earnings-based measures based upon earnings per share and return on capital targets. While the degree of achievement of the objective goals will determine the maximum bonus potentially payable to each participant, the Committee has absolute discretion to reduce the actual payment below that level to the extent that it considers appropriate. The terms of the sec.162(m) Plan provide that the maximum bonus payable to any Plan participant in respect of any fiscal year shall not exceed $1.5 million. The Committee and the Board continue to strongly believe that it is important and necessary that the Committee retain the right, in the exercise of its business judgment, to provide compensation arrangements from time to time that may not qualify under sec.162(m) if such arrangements are, in the Committee's view, in the best interests of the Company and its stockholders, and the Committee has expressly retained that right.

     Ongoing Review of Compensation Programs. Since the latter part of 1994, the Compensation Committee has worked with an executive compensation consulting firm engaged by management to conduct a wide ranging review of the Company's compensation programs. The Committee has met with representatives of the consulting firm at various points during the course of this review; a report is expected to be completed, and recommendations implemented, by the summer of 1995. As a result of the progress to date on this project, the Committee has approved a cash incentive "pay for performance" bonus program for the 1995 fiscal year which will place increased emphasis on the achievement of specified target levels of objective divisional and departmental goals, as contrasted with corporate and/or subjective individual performance.

                                               J. JAMES GORDON

                                               KAY KOPLOVITZ
                                               LOUIS LOWENSTEIN

PERFORMANCE GRAPH

     The line graph below compares the cumulative total shareholder return on the Company's Common Stock over a 5-year period with the return on the Standard & Poor's 500 Stock Index ("S & P 500 Index") and the Standard & Poor's Textiles Index ("S & P Textiles"). In accordance with SEC disclosure rules, the measurements are indexed to a value of $100 at December 30, 1989 (the last trading day before the beginning of the Company's 1990 fiscal year) and assume that all dividends were reinvested.

      Measurement Period           Liz Clai-      S&P 500 In-
    (Fiscal Year Covered)         borne, Inc.         dex        S&P Textiles
1989                                    100.00          100.00          100.00
1990                                    124.02           96.44           89.34
1991                                    177.34          123.05          133.56
1992                                    179.66          137.14          150.49
1993                                     91.25          149.81          109.07
1994                                     75.36          151.79          111.55

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information concerning any person who, to the knowledge of the Company, beneficially owns more than 5% of the outstanding shares of the Company's Common Stock.

                                                                                       PERCENTAGE
                                                                                           OF
                                                             AMOUNT AND NATURE OF     OUTSTANDING
           NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP     COMMON STOCK
-----------------------------------------------------------  --------------------     ------------
Invesco PLC................................................        5,535,023(1)           7.30%
  11 Devonshire Square
  London EC2M 4YR
  England
Sanford C. Bernstein & Co., Inc. ..........................        5,401,698(2)           7.10%
  767 Fifth Avenue
  New York, NY 10153
FMR Corp.
Edward C. Johnson 3rd
Fidelity Management &
Research Company ..........................................        4,748,539(3)           6.27%
  82 Devonshire Street
  Boston, MA 02109

---------------

(1) Based upon information as of December 31, 1994 contained in an Amendment to
    Schedule 13G dated February 10, 1995, filed with the SEC by Invesco PLC, a parent holding company ("Invesco") and certain of its subsidiaries. According to the Schedule 13G, Invesco, a company organized under the laws of England, has shared voting and dispositive power with respect to the shares which are held on behalf of persons (none of whom holds in excess of 5% of the Company's Common Stock) who have the right to receive dividends from, or the proceeds from the sale of, such securities.

(2) Based on information as of December 31, 1994 contained in a Schedule 13G dated February 7, 1995, filed with the SEC by Sanford C. Bernstein & Co., Inc., an investment advisor/broker dealer ("Bernstein"). According to the
    Schedule 13G, Bernstein has sole dispositive power with respect to all 5,401,698 shares and sole voting power with respect to 3,009,110 shares and the shares are held for accounts of discretionary clients who have the right to receive dividends from, and the proceeds of the sale of, the shares. The
    Schedule 13G does not indicate that any one account holds in excess of 5% of the Company's common stock.

(3) Based on information as of December 31, 1994 contained in a Schedule 13G dated February 13, 1995, filed with the SEC by FMR Corp. ("FMR"), Edward C. Johnson 3rd and Fidelity Management & Research Company ("Fidelity"). Mr. Johnson is the Chairman of FMR and owns 24.9% of the outstanding voting common stock of FMR. Various Johnson family members and trusts for the benefit of Johnson family members own FMR voting stock, and these family members, through their ownership of voting common stock and the execution of a family shareholder's voting agreement, form a controlling group with respect to FMR. According to the Schedule 13G, the shares listed include (i) 4,113,254 shares beneficially owned by Fidelity, a wholly owned subsidiary of FMR and a registered investment advisor, as a result of acting as investment advisor to several registered investment companies, and (ii) 635,285 shares beneficially owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR ("FMT"), as a result of FMT serving as investment manager for institutional account(s). Mr. Johnson and FMR each has sole power to dispose of the shares beneficially owned by Fidelity. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares beneficially owned by Fidelity, which power resides with the funds' Boards of Trustees. Fidelity carries out the voting of shares under written guidelines established by the funds' Boards of Trustees. Mr. Johnson and FMR have (i) sole dispositive power over the shares beneficially owned by FMT and (ii) sole power to vote or to direct the voting of 426,885 of such shares, with no power to vote or to direct the voting of 208,400 of such shares.

                          SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 1, 1995, the number of shares of Common Stock (the Company's only voting security) beneficially owned by each Director, each of the Five Named Officers listed on the Summary Compensation Table, and by all executive officers and Directors of the Company as a group.

                                                                  AMOUNT AND NATURE OF       PERCENT OF
                  NAME OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP(1)       CLASS(2)
-------------------------------------------------------------   ------------------------     ----------
Jerome A. Chazen(3)..........................................           2,347,556               3.10%
Paul R. Charron(4)...........................................             106,196                  *
Harvey L. Falk(5)............................................              66,413                  *
Lee Abraham..................................................               4,029                  *
Leonard Boxer(6).............................................             439,599                  *
Ann M. Fudge.................................................               1,234                  *
J. James Gordon..............................................               2,539                  *
Sherwin Kamin................................................               3,939                  *
Kay Koplovitz................................................               1,269                  *
Louis Lowenstein.............................................               4,039                  *
Jack Listanowsky(7)..........................................              11,850                  *
Samuel M. Miller(8)..........................................               9,657                  *
All executive officers and Directors as a group (12
  persons)(9)................................................           2,931,907               3.87%

---------------

* Less than 1%

(1) Except as otherwise indicated below, the persons listed have advised the Company that they have sole voting power and sole investment power with respect to the securities indicated as owned by them.

(2) Based on 75,640,645 shares outstanding as of March 1, 1995, except as otherwise indicated.

(3) Includes 485,968 shares as to which Mr. Chazen, as trustee, has shared voting and investment power, and includes 40,000 shares owned by Mr. Chazen's wife, as to which shares he disclaims beneficial ownership and as to which he does not have voting or investment power.

(4) Includes 75,000 restricted shares issued under the Stock Incentive Plan, which vest on the last day of each of fiscal 1995 through 2000 at the rate of 10,000 shares per year, with 15,000 shares vesting on the last day of fiscal 2001, subject to accelerated vesting in certain events.

(5) Includes 26,413 shares issuable upon the exercise of stock options under the Company's stock option plans which are currently exercisable.

(6) Includes 200,000 shares as to which Mr. Boxer, as trustee, has shared voting and investment power.

(7) Includes 11,850 shares issuable upon the exercise of stock options under the Company's stock option plans which are currently exercisable. Does not include 2,818 shares of Common Stock held under the Company's Savings Plan as of December 31, 1994.

(8) Includes 8,157 shares issuable upon the exercise of stock options under the Company's stock option plans which are currently exercisable.

(9) Includes 46,420 shares issuable upon the exercise of stock options under the Company's stock option plans which are currently exercisable (the percentage is calculated based on the number of shares which would be outstanding following the exercise of such options).

                       PROPOSAL 2 -- STOCKHOLDER PROPOSAL

     Mr. William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, owner of 150 shares of the Company's Common Stock, has informed the Company that he plans to present the following resolution at the Annual Meeting:

        "RESOLVED: That the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

     Mr. Steiner's statement in support of the resolution is as follows:

          "The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

          "The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

          "The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

          "I am a founding member of the Investors Rights Association of America and I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

        "I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION."

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

     The Board of Directors believes that the stockholder proposal is not in the best interests of the Company or its stockholders and recommends that stockholders vote AGAINST the proposal.

     The Company has had a staggered board provision in place since 1981. This is relatively common; a 1993 survey by an independent organization reported that approximately 58% of the nearly 1,500 U.S. public companies surveyed had a similar system. The Board believes that the Company's current election system enhances its ability to plan for a reasonable period into the future and to maintain the continuity of corporate strategies and policies. The Board also believes that in the event of any unsolicited proposal to take over the Company, the current election system, by limiting an acquiror's ability to obtain control of the Board and remove management, would provide the Board additional time to negotiate with the acquiring person, to consider alternative proposals and to help assure that stockholder value is maximized.

     The stockholder proposal seeks to have the Board take the necessary steps to provide for the annual election of directors. It does not propose an amendment to the Certificate of Incorporation to eliminate the staggered board system; such an amendment must be adopted by the Board and approved by at least 75% of the outstanding shares entitled to vote generally in the election of directors. Approval of the stockholder proposal by the stockholders, therefore, would not itself establish the annual election of directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

              PROPOSAL 3 -- APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has retained Arthur Andersen LLP, the Company's independent public accountants for the fiscal year ended December 31, 1994, as the Company's independent public accountants for the fiscal year ending December 30, 1995.

     The stockholders will be asked to ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending December 30, 1995. The Board of Directors recommends that the stockholders vote FOR the ratification of such appointment.

     It is expected that representatives of Arthur Andersen LLP will be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1996 annual meeting of stockholders must be received by the Company, addressed to the attention of the Company's Secretary at its offices at 1441 Broadway, New York, New York 10018, no later than December 2, 1995 in order to be included in the Company's proxy statement relating to that meeting.

                               OTHER INFORMATION

     The Board of Directors is aware of no other matters that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting and any adjournments thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxies in accordance with their judgment on such matters.

                       MANNER AND EXPENSE OF SOLICITATION

     The cost of the solicitation of proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, the Company's officers, directors and other employees may, without additional compensation, personally solicit proxies by telephone, telegraph or similar means. The Company has engaged Georgeson & Company, Inc., a proxy solicitation firm, to assist in soliciting proxies for a fee not to exceed $7,500, plus reimbursement of reasonable out-of-pocket expenses. The Company will, if requested, reimburse banks, brokers and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals. Independent inspectors of election will be appointed to inspect all stockholder proxies and ballots and to tabulate quorum and voting information. Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If instructions are not received, brokers may vote the shares in their discretion, depending upon the type of proposals involved. "Broker non-votes" result when brokers are precluded by the New York Stock Exchange from exercising their discretion on certain types of proposals. Brokers have discretionary authority to vote on the proposals being submitted other than the stockholder proposal included herein. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not as shares present and entitled to vote with respect to a specific proposal.

                                            By Order of the Board of Directors
                                                   KENNETH P. KOPELMAN,
                                                        Secretary
New York, New York
March 31, 1995

                             [LOGO]   LIZ CLAIBORNE

                             LIZ CLAIBORNE, INC.

      PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 11, 1995

        The undersigned hereby appoints JEROME A. CHAZEN and PAUL R. CHARRON, and each of them, as proxies, with full power of substitution, to vote all shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of LIZ CLAIBORNE, INC., to be held at the offices of The Chase Manhattan Bank, N.A. at 1211 Avenue of the Americas, 36th Floor, New York, New York, on Thursday, May 11, 1995 at 3:30 p.m., prevailing local time, and at any adjournments thereof, as set forth on the reverse side hereof.

        THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF LIZ CLAIBORNE, INC. AND WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED WITH RESPECT TO THE ELECTION OF DIRECTORS, THE STOCKHOLDER PROPOSAL DESCRIBED IN THE PROXY STATEMENT, THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S ACCOUNTANTS, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF. TO FOLLOW THE BOARD OF DIRECTORS' RECOMMENDATIONS, SIMPLY SIGN ON THE REVERSE SIDE; NO BOX NEED BE CHECKED.

                             YOUR VOTE IS IMPORTANT.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                    (Please date and sign on the reverse side)

---
 X    Please mark your votes as in this example.
---

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 3 and AGAINST Proposal 2.

     The Board of Directors recommends a vote FOR all nominees, FOR Propsoal 3 and AGAINST Proposal 2.

1. Election of Directors   ___ FOR   ___ WITHHELD    Nominees      Term Expiring
                                                     Lee Abraham       1998
                                                     Paul R. Charron   1998
                                                     Sherwin Kamin     1998

FOR, except votes withheld from the following nominee(s)

--------------------------------------------------------

2. Approval of the Stockholder Proposal relating to the declassification of the Board of Directors.
                          ____ FOR   ___ AGAINST   ___ ABSTAIN

3. Ratification of Arthur Andersen LLP as independent public accountants.

                          ____ FOR   ___ AGAINST   ___ ABSTAIN

4. In accordance with their discretion, upon such other matters as may properly come before the meeting and any adjustments thereof.

                                Please sign exactly as name appears hereon.
                                Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. The undersigned acknowledges receipt of the accompanying Notice of Meeting and Proxy Statement for the 1995 Annual Meeting.


                                __________________________________________


                                __________________________________________
                                Signature(s)                       Date